Consent of Independent Auditors

The Board of Directors
Trans Adviser Funds, Inc.:

We consent to the use of our report dated September 11, 1995 included in the Tennessee Tax-Free Statement of Additional Information and to the use of our report dated October 18, 1996 incorporated by reference herein and to the references to our Firm under the headings "Financial Highlights" in the Growth/Value, Aggressive Growth, Intermediate Bond, Kentucky Tax-Free and Money Market Funds' Prospectus and "Independent Auditors" and "Financial Reports" in the Statements of Additional Information.

                                        /s/KPMG Peat Marwick LLP
                                        ------------------------
                                        KPMG Peat Marwick LLP

Boston, Massachusetts
December 20, 1996